EXHIBIT 10.1

Cognizant 500 Frank W. Burr Blvd. Teaneck, NJ 07666 USA Phone: 201-801-0233 Fax: 201-801-0243 Toll Free: 888-937-3277

June 12, 2018

Re:    Amendment to Employment Agreement

Dear Mr. Mehta:
Cognizant Technology Solutions Corporation (the “Company”) desires to make certain changes to the Amended and Restated Executive Employment and Non-Disclosure Non-Competition, and Invention Assignment Agreement entered into between you and the Company (your “Employment Agreement”), and to grant you certain new equity awards, in each case as provided herein. Capitalized terms used but not defined in this letter agreement (this “Letter Agreement”) shall have the meanings set forth in your Employment Agreement. You and the Company agree as follows:

1.    Annual Cash Bonus. Your target annual cash bonus is hereby increased from $650,000 to $1,300,000. If you remain employed with the Company through December 31, 2018, you will be paid your annual cash bonus for 2018 based on actual performance for 2018, determined in accordance with the terms of the cash bonus plan and paid at the normally scheduled time for payment of annual cash bonuses for 2018, but in no event later than March 15, 2019. Subject to Sections 5 and 6, if you remain employed with the Company until May 1, 2019 (the “Specified Date”) or any later date, you will receive an annual cash bonus based on actual performance for 2019, determined in accordance with the terms of the cash bonus plan and paid at the normally scheduled time for payment of annual cash bonuses for 2019, but in no event later than March 15, 2020; provided that, if your employment terminates for any reason on or following the Specified Date and on or prior to December 31, 2019, such annual cash bonus will be prorated based on the portion of 2019 prior to the Termination Date.

2.    Existing Equity Awards. Notwithstanding anything to the contrary in the award agreements governing your currently outstanding equity awards, the Company has agreed to fully accelerate, as of the Specified Date, the vesting of any such outstanding equity awards that then remain unvested, subject to your continued employment through the Specified Date, and subject to Sections 4, 5 and 6 below; provided that (i) the performance stock units granted with respect to the 2017/2018 performance measurement period (the “2017/2018 PSUs”) and the performance stock units granted with respect to the 2018/2019 performance measurement period (the “2018/2019 PSUs”) shall remain subject to the applicable performance-vesting criteria for the applicable performance periods and shall be settled only after performance is determined but in no event following March 15 of the calendar year following the conclusion of the performance period; (ii) the 2018/2019 PSUs shall fully vest only if you remain employed through December 31, 2019 (for the avoidance of doubt, the service-vesting period that follows the end of the performance period under the existing terms of the 2018/2019 PSUs shall be disregarded) and, if your employment terminates on the Specified Date or any later date in 2019 prior to December 31, 2019, shall vest on a prorated basis based on the portion of the performance period completed prior to your Termination Date; (iii) if the Specified Date occurs coincident with, or within the 12-month period immediately after, the first occurrence of a Change in Control that occurs following the date of this Letter Agreement, the treatment of your outstanding equity awards will be as would have been provided in Section 9(b)(iv) and (v) of your Employment Agreement if you had suffered an Involuntary Termination on the Specified Date, rather than as provided in this Section 2; and (iv) if you suffer an Involuntary Termination prior to the Specified Date, the treatment of your outstanding equity awards will be as provided in Section 9(a)(iv) and (v) or 9(b)(iv) and (v), as applicable, of your Employment Agreement, and, for purposes of such Section 9(a)(iv) and (v), the portion of your outstanding equity awards that would have vested during the 12-month period following your Termination Date will be determined without regard to the accelerated vesting provisions of this Section 2. Except as otherwise provided herein, the outstanding equity awards shall continue to be governed by and settled and paid in accordance with the terms of the applicable award agreements.

3.     New Restricted Stock Unit Grant. On or about June 12, 2018 (the “Grant Date”), you will be granted restricted stock units with a grant-date value of $9,000,000 (the “New RSUs”), vesting in 12 successive equal quarterly installments, with the first such quarterly installment vesting on August 1, 2018 and subsequent installments on each November 1, February 1 and May 1 and August 1 thereafter through May 1, 2021, subject to your continued employment through the applicable vesting dates, and otherwise subject to the Company’s 2017 Incentive Award Plan and an award agreement issued thereunder. Neither the New RSUs nor any future equity awards you may be granted will be subject to the accelerated vesting provisions of Section 2 of this Letter Agreement or Section 9(a) of the Employment Agreement, unless otherwise specified in the applicable award agreement or any other written agreement between you and the Company entered into after the date hereof. The New RSUs and any future equity awards will, however, be subject to the accelerated vesting provisions of Section 9(b) of the Employment Agreement.

4.     Release. Notwithstanding anything in this Letter Agreement to the contrary, the accelerated vesting of your Outstanding Equity Awards pursuant to Section 2 shall be contingent on your executing and not revoking a Release, subject to the terms of Section 13 of your Employment Agreement; provided that if you remain employed following the Specified Date, the Specified Date shall nevertheless be deemed to be the date of your separation from service, and the accelerated vesting of your Outstanding Equity Awards shall be deemed to be severance payments or benefits, solely for purposes of such Section 13, even if you continue in employment with the Company following such date.

5.     Restrictive Covenants. Notwithstanding anything in this Letter Agreement to the contrary, the restrictive covenants set forth in Sections 19, 20 and 21 of your Employment Agreement (as modified herein, the “Restrictive Covenants”) shall remain in full force and effect pursuant to the terms therein; provided that Section 21(a) of your Employment Agreement is hereby replaced in its entirety with the following:

“During the period of Employee’s employment by the Company and, if Employee’s employment with the Company terminates for any reason, for a period of one (1) year thereafter, except with the written consent of the Board, Employee shall not directly or indirectly, own, control, finance or participate in the ownership, control or financing of, or be employed by or provide services to, any Competitor. For the purposes of this Agreement, a “Competitor” is defined as only International Business Machines Corporation, Accenture LTD, Cap Gemini S.A., Tata Consultancy Services, Infosys Limited, Wipro Limited, HCL Technologies Limited and DXC Technology Company. In further consideration for the Company’s promises herein, Employee agrees that during the period of Employee’s employment by the Company and, if Employee’s employment with the Company terminates for any reason, for a period of two (2) years thereafter, Employee will not directly or indirectly (i) solicit, entice, induce, cause, encourage or recruit any person or entity that Employee knows to be a part-time or full-time employee, representative, consultant, customer, subscriber or supplier of the Company or its subsidiaries or affiliates to work for, provide services to or do business with a third party other than the Company or its subsidiaries or affiliates or engage in any activity that would cause any employee, representative, consultant, customer, subscriber or supplier to violate any agreement with the Company or its subsidiaries or affiliates or otherwise terminate or change its relationship with the Company or its subsidiaries or affiliates or (ii) hire any person or entity that Employee knows to be a current or former part-time or full-time employee, representative or consultant of the Company or its Affiliates who was employed or engaged by the Company or its subsidiaries or affiliates at any time during the twelve (12) month period prior to Employee’s Termination Date or who thereafter becomes employed or engaged by the Company or its subsidiaries or affiliates; provided that this clause (ii) shall not prohibit Employee’s direct or indirect hiring of any person whose position is below the level of vice-president, provided that, prior to such hiring, Employee does not solicit, entice, induce, encourage or recruit such person or otherwise violate clause (i) of this sentence with respect to such person. General solicitations that are directed toward a pool of potential applicants in the marketplace and not targeted to specific persons (such as a newspaper advertisement) shall not be considered to be a prohibited solicitation for purposes of the preceding sentence. Further, nothing in this Section 21(a) shall prevent the Employee from joining a company, other than a Competitor, which competes with Cognizant, or from approaching and soliciting Cognizant clients about products and services that Cognizant does not offer.”

Attachment B to the Employment Agreement, and the words “except for revisions or additions to Attachment B, which may be unilaterally modified by the Company upon written notice to Employee” in Section 28 of the Employment Agreement, are hereby deleted in their entirety.

6.     Clawback. Notwithstanding anything in this Letter Agreement to the contrary, you acknowledge and agree that the payments and benefits provided herein are being provided by the Company to you, among other things, as additional consideration and solely for your agreement with and adherence to the Restrictive Covenants and the Release, the adequacy and sufficiency of which you expressly acknowledge. You hereby agree that should the Company, in its sole discretion, deem you to be in violation of any provision(s) of the Restrictive Covenants, or if you do not execute in the required time period, or you revoke, the Release, then, in addition to any remedies set forth in your Employment Agreement, you shall immediately forfeit the New RSUs and any Outstanding Equity Awards the vesting of which was accelerated pursuant to this Letter Agreement, as well as any shares of common stock of the Company you shall have received with respect to such New RSUs or Outstanding Equity Awards, without payment therefor. You shall also be required to pay to the Company, immediately upon demand therefor, any profits realized by you from the sale of any such shares of common stock. Any amount of profits that remains unpaid after such demand shall accrue interest at the prime rate (as published in The Wall Street Journal as of the date of demand) per year, compounded at the end of each calendar quarter, until paid. In addition, if your employment terminates prior to December 31, 2019, and the Company, in its sole discretion, deems you to be in violation of any provision(s) of the Restrictive Covenants, you shall forfeit your right to receive any cash bonus for 2019, and shall reimburse the Company for any portion of such bonus that you shall have already received.

7.    Construction. This Letter Agreement shall be administered, interpreted and enforced under the internal laws of the State of New Jersey, without regard to the principles of conflicts of law thereof, or principles of conflicts of law of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

8.     Entire Agreement; Assignment. Except as specifically provided herein, your Employment Agreement shall remain in full force and effect following the date hereof pursuant to its current terms. This Letter Agreement, together with your Employment Agreement (as modified hereby), represent the entire agreement with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof. This Letter Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their successors (including successors by merger, consolidation, sale or similar transaction, permitted assigns, executors, administrators, personal representatives, heirs and distributees); provided that you may not assign any of your rights or delegate any of your duties or obligations hereunder without the prior written consent of the Company.

[signature page follows]

Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing both copies of this Letter Agreement and returning one copy to the Company. The other copy is for your files. By signing below, you acknowledge and agree that you have not received legal or tax advice from the Company with respect to this Agreement; have had an opportunity to consult with your own tax counsel as to the U.S. federal, state, local and foreign tax consequences of this Letter Agreement; have had an opportunity to consult with your own independent legal counsel regarding your rights and obligations under this Letter Agreement; have carefully read this Letter Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it be final and legally binding on you and the Company. This Letter Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by you and a duly authorized officer of the Company. This Letter Agreement may be executed in several counterparts.

Very truly yours,

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

/s/ James P. Lennox
By:	James P. Lennox
Its:	Chief People Officer

Agreed and Accepted as of the first date set forth above:

/s/ Rajeev Mehta
Rajeev Mehta

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